Exhibit 10.1

OWENS & MINOR, INC.

REVISED BASE SALARIES AND STOCK OPTION AND RESTRICTED STOCK

GRANTS TO NAMED EXECUTIVE OFFICERS

Name (1)	Title	Revised Annual Base Salary	Stock Option Grants (shares)(2)	Restricted Stock Grants (shares)
G. Gilmer Minor, III	Chairman and Chief Executive Officer	$780,207	37,500	2,800
Craig R. Smith	President and Chief Operating Officer	$614,100	37,500	2,800
Mark Van Sumeren	Senior Vice President, OMSolutions	$408,000	9,375	700
Jeffrey Kaczka	Senior Vice President and Chief Financial Officer	$364,000	5,625	400

(1)	Henry A. Berling, the Registrant’s other named executive officer, retired from the Registrant on January 1, 2005.
(2)	All stock options were granted at an exercise price of $29.58, the closing price of Owens & Minor, Inc. common stock on 4/28/05 (the date of issuance).